Northwest Bancshares, Inc., Northwest Bank, and its Subsidiaries Insider Trading Policy Document Classification: Board-Level Owner: Erin Siegfried (Chief Legal Officer and Corporate Secretary) Responsible Committee: Enterprise Risk Management Committee Approving Committee: Board of Directors Line of Business: Legal Department: Legal Approval Date: October 16, 2025 Review Frequency: Annual Data Classification: Internal

INSIDER TRADING ACKNOWLEDGEMENT AND AGREEMENT To: Directors and Officers of Northwest Bancshares, Inc. and Affiliates Re: Insider Trading Policy Attached is a copy of Northwest Bancshares, Inc.’s Insider Trading Policy. The policy explains the consequences of an insider trading violation to both the individual involved and the Company. Please be sure that you have read and understand this policy. After you have read it completely, please sign and return Exhibit A. Thank you, Erin Siegfried, Chief Legal Officer and Corporate Secretary Exhibit A Acknowledgement and Agreement The undersigned hereby acknowledges that he or she has read, understands and agrees to comply with the Northwest Bancshares, Inc. Insider Trading Policy, a copy of which is attached to this Acknowledgment and Agreement when it was distributed. Date: ___________________________________ Signature: _______________________________ Print Name: ______________________________

Table of Contents 1 Overview & Purpose .............................................................................................................................. 2 1.1 Introduction .................................................................................................................................... 2 1.2 Applicability & Scope ..................................................................................................................... 2 1.3 Objectives ...................................................................................................................................... 2 2 Roles and Responsibilities ..................................................................................................................... 2 3 Policy Elements ..................................................................................................................................... 3 3.1 Potential Consequences ............................................................................................................... 3 3.2 Policy ............................................................................................................................................. 3 3.2.1 Exceptions ................................................................................................................................. 3 3.2.2 Material Information................................................................................................................... 4 3.2.3 When Information Becomes Public ........................................................................................... 4 3.2.4 Quarterly Lock-Out Periods ....................................................................................................... 4 3.2.5 Event-Based Lock-Out Periods ................................................................................................. 5 3.2.6 Limit Orders ............................................................................................................................... 5 3.2.7 Transactions by Immediate Family Members ........................................................................... 5 3.2.8 “Tipping” or Sharing Information with Others ............................................................................ 6 3.2.9 Additional Prohibited Transactions............................................................................................ 6 3.3 For Help in Understanding this Policy Statement ......................................................................... 7 3.4 Pre-Clearance of Trades by Control Group Members .................................................................. 7 3.5 Trading Plans ................................................................................................................................ 7 3.6 Acknowledgement and Agreement ............................................................................................... 7 3.7 Lines of Defense ........................................................................................................................... 8 4 Definitions .............................................................................................................................................. 8 5 Policy Governance ................................................................................................................................. 9 5.1 Policy Owner ................................................................................................................................. 9 5.2 Policy Approval.............................................................................................................................. 9 5.3 Change Management .................................................................................................................... 9 5.4 Non-Material Revisions ................................................................................................................. 9 5.5 Policy Breach Escalation ............................................................................................................... 9 5.6 Policy Exceptions .......................................................................................................................... 9 6 References ........................................................................................................................................... 10 7 Policy Administration ............................................................................................................................ 10

2 1 Overview & Purpose 1.1 Introduction Associates, Insiders and Control Group members should be familiar with insider trading laws established by the Securities and Exchange Commission (“SEC”). Laws in this area have increased the penalties for illegal insider trading and the legal risks of the Company and Associates, Insiders and Control Group members. As a result, we have adopted preventive measures to curb the possibility or perception of illegal insider trading by Associates, Insiders and Control Group members. Violations could be severe for both the Company and the individuals involved. Negative publicity may cause shareholder concerns leading to a decrease in market price of our stock. Lack of trust may also negatively affect loan and deposit customer’s willingness to do business with Northwest. In addition, fines and penalties, including jail time, could result for failure to follow SEC regulations. Northwest has no reason to question the integrity of its Associates, Insiders and Control Group members in this area, however, the purpose is to avoid even the appearance of improper conduct relating to securities trading. 1.2 Applicability & Scope This policy is directed to Associates, Insiders and Control Group members and their Immediate Family Members. It defines “material information” and “blackout” periods. For certain persons, it also prohibits selling of securities held less than 6 months, short-selling/”shorting” Company stock, pledging of Company stock as collateral against a loan or line of credit or holding Company stock in a margin account and hedging activities in Company stock held directly, indirectly, or as part of compensation (including prepaid variable forward contracts, equity swaps, collars and exchange funds) designed to hedge or offset any decrease in the market value of Company stock. A current listing of those individuals considered to be Insiders and Control Group members is maintained by the Shareholder Relations team. 1.3 Objectives Provides guidance to mitigate any potential perception of Insider Trading by defining material information and blackout periods as well as places limitations to the selling of securities and company stock and potential consequences. 2 Roles and Responsibilities Insiders and Control Group Members • Read and understand the Insider Trading Policy and sign the Acknowledgement and Agreement • Understand applicable requirements and comply accordingly Governance & Securities • Notify Insiders and the Control Group immediately prior to the beginning of a Quarterly Lock-Out Period that they are subject to a Quarterly Lock-Out Period • Notify Insiders and Control Group members of the expiration of the applicable Quarterly Lock-Out Period • Notify Control Group members, Insiders and other Associates when they become subject to an Event-Based Lock-Out Period (Chief Legal Officer and Corporate Secretary can also notify) Chief Legal Officer and Corporate Secretary

3 • May grant exceptions to the trading restrictions relating to Quarterly Lock-out Periods and must report, at least annually, any such exceptions to the Board of Directors. • Notify Control Group members, Insiders and other Associates when they become subject to an Event-Based Lock-Out Period (Governance & Securities can also notify) Director of Financial Reporting, Treasurer, Chief Financial Officer • Provide guidance and direction to Insiders and Control Group Members, when needed 3 Policy Elements 3.1 Potential Consequences The consequences of illegal insider trading can be severe: a. Individuals who illegally trade securities while in possession of material nonpublic information relating to the securities (or pass such information on to others) can receive: • A fine of up to five million dollars; • A jail term of up to twenty years; and • A civil penalty equal to three times the profit made or loss avoided on the trade. b. The Company must also establish rules regarding insider trading or face: • A fine of up to $25 million; • A civil penalty equal to the greater of one million dollars or three times the profit made or loss avoided on the trade. Needless to say, an SEC, FDIC, or federal criminal investigation could irreparably damage an individual’s career or reputation as well as the Company’s good name, even if it does not result in prosecution. For these and other reasons, the Company reserves the right to take appropriate action, including dismissal, against insiders who violate this Policy Statement. 3.2 Policy It is the policy of Northwest Bancshares, Inc. that Associates, Insiders and Control Group members and their Immediate Family Members, while aware of or having access to material nonpublic information relating to the Company, may not buy, sell, recommend, make gifts of or otherwise trade in or make investment decisions regarding Securities of Northwest, either personally or on behalf of someone else, or engage in any other action such as changing allocations within a 401(k) plan to take advantage of that information or to pass it on to others. Certain limited exceptions are described in Section 5.a. below. This policy also applies to material nonpublic information relating to any Northwest Business Partner or any other company, including our customers and suppliers, obtained in the course of performing duties for Northwest. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct. 3.2.1 Exceptions Federal securities laws and this policy permit the following limited exceptions to the prohibition against purchasing or selling Securities while aware of or having access to material nonpublic information: • Cash Exercises (or stock swaps where already-owned shares of Stock are used by the Associate or Control Group member to pay the exercise price of options), as long as the Stock acquired in

4 the exercise is not sold on the market or otherwise sold or transferred. Cashless Exercises are not permitted outside of a Trading Window because a portion of the Stock acquired upon exercise is sold in the market in order to pay the exercise price. • Trades, including Cashless Exercises, made according to a Trading Plan as described in Section 8 below. • Automatic and ongoing purchases of Stock under Northwest’s 401(k) Plan or any other Northwest equity-based plan that provides similar opportunity to elect automatic and ongoing purchases of Stock through payroll deductions or reinvestment of dividends, as long as your election to participate and your level of participation in any of these plans was made during a Trading Window. Discretionary Transactions in these plans outside of a Trading Window are not exempt. 3.2.2 Material Information Material information is any information that a reasonable investor would consider important in a decision to buy, hold, or sell stock; in short, any information that could reasonably affect the price of stock. Common examples of information that will frequently be regarded as material are: earnings estimates; news of a pending or proposed merger, acquisition, or tender offer; news of a significant sale of assets or the disposition of a subsidiary; changes in dividend policy, the declaration of a stock split, or the offering of additional securities; changes in management; significant new products or services; impending Company bankruptcies or cash flow problems. Either positive or negative information may be material. 3.2.3 When Information Becomes Public As insiders can appreciate, it is also improper for Company personnel to trade immediately after the Company has made a public announcement of material information, including earnings releases. Because the Company’s shareholders and the investing public should be afforded the time to receive the information and act upon it, Associates, Insiders and Control Group Members and their Immediate Family Members should not engage in any transactions for 48 hours after the information has been released. 3.2.4 Quarterly Lock-Out Periods Quarterly Lock-Out Periods are Lock-Out Periods that occur quarterly prior to the quarterly release of Northwest’s earnings. During these Lock-Out Periods, Control Group members, Insiders and their respective Immediate Family Members are prohibited from trading Northwest Securities in the market or making changes to their investment decisions regarding Northwest Securities. Governance & Securities notifies Insiders and the Control Group immediately prior to the beginning of a Quarterly Lock-Out Period that they are subject to a Quarterly Lock-Out Period. Governance & Securities also will notify Insiders and Control Group members of the expiration of the applicable Quarterly Lock-Out Period. The Quarterly Lock-Out Period is in effect until the date stated in the Lock-Out Period expiration notice. A Quarterly Lock-Out Period may be extended beyond the original date it was initially expected to expire. If this occurs, Governance & Securities will notify individuals of such extension and the new anticipated expiration date, if known. The Chief Legal Counsel may grant exceptions to the trading restrictions relating to Quarterly Lock-out Periods. The Chief Legal Counsel must report, at least annually, any such exceptions to the Board of Directors. Remember, if securities transactions become the subject of scrutiny, they will be viewed after the fact with the benefit of hindsight. As a result, insiders should carefully consider how regulators and others might view an insider transaction in hindsight before engaging in the transaction.

5 3.2.5 Event-Based Lock-Out Periods Event-Based Lock-Out Periods are Lock-Out Periods that occur as a result of a specific event or development where Associates, Insiders and Control Group members are aware of or have access to information regarding such event or development. During an Event-Based Lock-Out Period, Associates, Insiders and Control Group members receiving the applicable Lock-Out Period notice are prohibited from trading in or making investment decisions regarding the Securities of Northwest or the Securities of a Northwest Business Partner as specified in the Lock-Out Period notice. The Chief Legal Counsel or Governance & Securities notifies applicable Control Group members, Insiders and other Associates when they become subject to an Event-Based Lock-Out Period and when such Event-Based Lock-Out Period expires. The Chief Legal Counsel or Governance & Securities notifies applicable Control Group members, Insiders and other Associates of the expiration of an Event-Based Lock Out Period. In addition, Associates, Insiders and Control Group members are required to abide by Northwest’s policies and procedures regarding the protection of confidential information, regardless whether there is an applicable Lock-out Period. The Chief Legal Counsel may grant exceptions to trading restrictions during Event-Based Lock-out Periods. The Chief Legal Counsel must report, at least annually, any such exceptions to the Board of Directors. The Chief Legal Counsel or Governance & Securities determines if any material nonpublic information or events are cause for an Event-Based Lock-Out Period. The Chief Legal Counsel and Governance & Securities consider the following factors when determining whether to institute an Event-Based Lock-Out Period: • Significance of the information to Northwest, including potential financial value and effect on Northwest’s reputation and Securities; • Significance of the information with respect to the applicable Northwest Business Partner; • Likelihood of such information or event reaching fruition; and • Any other facts that the Chief Legal Counsel or Governance & Securities deems appropriate. 3.2.6 Limit Orders Limit orders can result in an automatic trade on a later date when the specified price is reached, regardless of whether the person placing the order possesses material nonpublic information at that time. Such situations may create the appearance of impropriety and, if the transaction becomes subject to scrutiny, the SEC will view the transaction after-the-fact with the benefit of hindsight. Therefore, limit orders must be limited to short periods of time during a Trading Window and, in case not already executed, must be cancelled before the start of a Quarterly Lock-Out Period. If an Associate or Control Group member inadvertently leaves a limit order in place after a Quarterly Lock-out Period has begun, the Associate or Control Group member should not cancel the limit order and should contact Governance & Securities immediately. Limit orders should not be cancelled after receipt of a notice instituting an Event- Based Lock-Out Period. 3.2.7 Transactions by Immediate Family Members The same restrictions that apply to Associates, Insiders or Control Group members, as applicable, apply to their Immediate Family Members.

6 Associates, Insiders or Control Group members are expected to be responsible for the compliance of their Immediate Family Members. 3.2.8 “Tipping” or Sharing Information with Others Associates, Insiders and Control Group members are prohibited from sharing nonpublic information of any kind with others, whether proprietary, material or otherwise, regardless of whether such information could have an impact on the price of Northwest Securities. The same prohibition applies to the sharing of nonpublic information about Northwest Business Partners and other companies obtained through your status as an Associate with Northwest. The sharing of material nonpublic information with another person who later trades on such information is known as “tipping.” The civil and criminal penalties for insider trading may apply to you if you “tip” another person (the “tippee”) regardless of whether you derive any personal benefit from the tippee’s actions. The regulators may also impose penalties on the original tipper based on tips by subsequent tippees (i.e. secondhand tips). As a result, all external corporate communications of nonpublic information must be made by or under the direction of Northwest’s designated spokespersons. Associates must direct media questions about Northwest to Corporate Communications and must direct investor and financial analyst questions to Investor Relations. You must refer anyone seeking information about Northwest to the appropriate spokesperson or the Chief Legal Counsel. No other response is permitted. 3.2.9 Additional Prohibited Transactions Because we believe it is improper and inappropriate for insiders to engage in short-term or speculative transactions involving Company stock, it is the Company’s policy that: • Insiders and Control Group members and their Immediate Family Members must not engage in any of the following activities with respect to Securities of the Company: o Trading in securities on a short-term basis. Any Company Stock purchased in the open market must be held for a minimum of six months and ideally longer. (Note that the SEC’s short-swing profit rule already prevents Control Group members from selling any Company Stock within six months of a purchase. We are simply expanding the applicability of this rule to Insiders.) o Short sales of Company Stock. (Note that it is already illegal for Control Group Members to engage in short sales of the Company’s Stock, we are simply expanding the applicability of this rule to Insiders.) o Conducting any hedging activities in Company Stock held directly, indirectly, or as part of compensation (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) designed to hedge or offset any decrease in the market value of Company Stock. Such transactions are speculative in nature and may involve a bet against the Company which is inappropriate. • Control Group members and their Immediate Family Members must not engage in any of the following activities with respect to Securities of the Company: o Pledging Company Stock as collateral against a loan or line of credit or holding Company Stock in a margin account. o Trading Northwest Securities in discretionary accounts. If a Control Group member is considering, or has already established, an account managed by a broker or another outside party (such as a Discretionary Account), such Control Group member must place a blanket prohibition on trading in Northwest Securities in that account. Northwest believes this restriction is appropriate for the following reasons:

7  Section 16 of the Securities Exchange Act of 1934 requires almost real-time reporting of transactions in Northwest Securities by Control Group members. In a Discretionary Account, the Control Group member may not be aware of any trading in Northwest Securities in time to make the required transaction report or other applicable SEC filing.  A transaction in a Discretionary Account that occurs outside of a Trading Window could expose both the Control Group member and Northwest to allegations of insider trading. Even if a Control Group member is ultimately cleared of liability, even the appearance of impropriety is of high concern to Northwest.  If a Control Group member engages in market purchases or sales of Northwest Securities through a Discretionary Account, the broker could unintentionally create a short-swing trade resulting in liability for the Control Group member. 3.3 For Help in Understanding this Policy Statement Anyone with questions about specific transactions covered by this Policy Statement may obtain assistance from the Chief Legal Counsel or Deputy Chief Legal Counsel. If one of these individuals is unable to answer an insider’s question, they are to consult with other internal resources and/or the Company’s securities counsel. Remember, however, that the ultimate responsibility for adhering to this Policy Statement rests with each Associate, Insider or Control Group Member. 3.4 Pre-Clearance of Trades by Control Group Members To prevent inadvertent violations and avoid even the appearance of an improper transaction (which could result, for example, where a Control Group member engages in a trade while unaware of a pending major development), Northwest is implementing the following procedure: All transactions in Company Stock (acquisitions, dispositions, transfers, gifts, etc.) by Control Group members must be pre-cleared by the Chief Legal Counsel or Deputy Chief Legal Counsel. If a Control Group member contemplates a transaction, the insider should contact them in advance. 3.5 Trading Plans To facilitate transactions by Control Group members, Northwest is implementing the following procedure: A Control Group member may not implement a trading plan under SEC Rule 10b5-1 (a “Trading Plan”) at any time without prior clearance. Any Trading Plan must meet all of the requirements of SEC Rule 10b5- 1, including satisfaction of a cooling-off period and inclusion in the plan of certain certifications. A Control Group member may only enter into a Trading Plan during a Trading Window. Once a Trading Plan is pre- cleared, trades made pursuant to such Trading Plan will not require additional pre-clearance, but only if such Trading Plan specifies the dates, prices and amounts of the contemplated trades or establishes a formula for determining dates, prices and amounts. The actual establishment of a Trading Plan must be reported to the Chief Legal Counsel so that the required public disclosure (including a description of the material terms of such Trading Plan) can be made in the Company’s SEC filings. Transactions made under a Trading Plan must then be promptly reported to the Chief Legal Counsel, who will assist with the preparation of the necessary SEC ownership filings. 3.6 Acknowledgement and Agreement Annually, Control Group members will be required to read this policy, acknowledge that they understand it and agree to comply with it by signing an Acknowledgement and Agreement Form (Exhibit A).

8 3.7 Lines of Defense This policy considers and advances the three lines of defense model by creating a first-line defense against the prohibited act of insider trading. 4 Definitions Associate: an employee of Northwest Bancshares, Inc. or any of its subsidiaries or affiliates. References to “Associate” in this policy include (i) contractors or consultants of Northwest who are aware of or have access to material nonpublic information concerning any company through their Northwest role; and (ii) any member of the Control Group who is not also an employee of Northwest Bancshares, Inc. or any of its subsidiaries or affiliates, except in each case where the context requires otherwise. Board of Directors: the Board of Directors of Northwest Bancshares, Inc. Cash Exercise: a payment of cash for the exercise price of a stock option. Cashless Exercise: the sale of some or all of the Stock obtained upon exercise of a stock option to cover the exercise price, taxes and broker fees on the underlying stock option. Chief Legal Counsel: the Chief Legal Counsel and Corporate Secretary of Northwest Bancshares, Inc. Control Group: each member of the Board of Directors and each “officer” (as such term is defined in Section 16) of Northwest, as determined by resolution of the Board of Directors. Derivative Security: any option, warrant, convertible security, restricted stock unit, stock appreciation right or similar right with an exercise or conversion privilege at a price related to Stock, or similar Securities with a value derived from the value of a Security issued by Northwest. Discretionary Account: account managed by an outside broker or other party where transactions in Securities may be executed by the broker or other party at the discretion of such broker or other party. Discretionary Transaction: a transaction in Stock that results from an Associate’s election to purchase, sell or move shares (including enrollment or termination of enrollment in, or making a change in the participation level) under Northwest’s 401(k) Plan and any other deferral or savings plans. This includes all discretionary intra-plan transfers, cash withdrawals and loans that affect the balance of Stock in any of these plans, other than such transactions that are made in connection with the Associate’s death, disability, retirement or termination of employment. Event-Based Lock-Out Period: period of prohibition for certain individuals on trading in the Securities of Northwest or Securities issued by a Northwest Business Partner that is caused by awareness of or access to material nonpublic information of Northwest or such Northwest Business Partner. Each Event- Based Lock-Out Period will last for a limited period of time. Governance & Securities: group comprised of Shareholder Relations, Accounting and Finance, Legal, and certain members of those departments who assist with and monitor compliance with this policy, including assisting Control Group members in preparing and filing SEC forms. Immediate Family Member: any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling and in-law, including any adoptive relationships, of an Associate and living in such Associate’s household; anyone else who lives in an Associate’s household and any family members who do not live in an Associate’s household but whose transactions in Northwest Securities are directed by the Associate or are subject to the Associate’s influence or control. Insider: each Associate that (i) serves at the Managing Director level and above (other than the Control Group) or (ii) is otherwise determined by the Chief Legal Counsel to be an Insider and receives the Quarterly Lock-Out Period notice directly from Governance & Securities.

9 Lock-Out Period: any of an Event-Based Lock-Out Period or Quarterly Lock-Out Period. Quarterly Compliance Memo: This is a memorandum that Governance & Securities prepares each quarter that includes a summary of any Lock-Out Period violations and a description of other monitoring activities as described in the Monitoring Plan. Quarterly Lock-Out Period: period lasting approximately 30 to 35 days, starting on or about the fifteenth day of the last month in a fiscal quarter and ending 48 hours following the public release of quarterly or annual earnings (by press release or SEC filing, whichever is earlier). Northwest or the Company: Northwest Bancshares, Inc., its subsidiaries and its affiliates. Northwest Business Partner: company with which Northwest does or proposes to do business. Security: any instrument representing an equity interest, a debt agreement or the rights to acquire such interest, and includes common stock, preferred stock, debt and Derivative Securities. Stock: common stock of Northwest Bancshares, Inc. Trading Window: period during which an Associate, Insider or Control Group member, as applicable, is not subject to a Lock-Out Period and otherwise is not aware of or does not have access to material nonpublic information about Northwest or a Northwest Business Partner. 5 Policy Governance 5.1 Policy Owner The Chief Legal Officer and Corporate Secretary owns and maintains this Policy and is responsible for preparing the Policy for the annual review and approval. 5.2 Policy Approval The Enterprise Risk Management Committee (ERMC) is responsible for recommending this Policy to the Board Risk Management Committee (BRMC) for approval, who will recommend it to the Board of Directors for approval. The Board of Directors will review and approve this policy annually. 5.3 Change Management The Chief Legal Officer and Corporate Secretary is responsible for managing the policy review process and identifying, implementing, and owning all changes. If the review concludes that no change to the Policy is required, the Chief Legal Officer and Corporate Secretary must acknowledge the conclusion. Policy updates must be listed in the Policy Administration Section (reference Section 7). 5.4 Non-Material Revisions Non-material revisions are routine, minor changes that do not alter the meaning or scope of the document nor change the rights or expectations of the individuals to whom the document applies. Examples of non- material revisions may include, but not limited to, reformatting, administrative clarification, editorial or technical changes, grammatical corrections, or document ownership changes that do not change department ownership. Non-material revisions will be approved by the document owner and documented in Section 7 and will not be subject to the Policy Approval as defined in Section 5.2. 5.5 Policy Breach Escalation Breaches of this Policy must be escalated to the Chief Legal Officer and Corporate Secretary, who will inform the Board of Directors, depending on severity. 5.6 Policy Exceptions The Chief Legal Officer and Corporate Secretary must document all requests for a Policy exception and provide to the Board of Directors for approval.

10 6 References • Section 16 Policy 7 Policy Administration Revision Date Summary of Revisions Approval Date Approved By 8/2/2023 • Added new section - trading plans to address new amendments from the SEC on 10b5-1 plans and added reference to listing of director, officers and key or sensitive personnel 8/2/2023 Disclosure Committee 7/220/24 • Updated references to Corporate Controller and Chief Operating Officer. Added three lines of defense 7/24/2024 ERMC 9/29/2025 • Updated to include additions from Davis Polk including quarterly lock-out periods, limit orders, down streaming, definitions, and monitoring plan (appendix) 10/10/2025 10/15/2025 10/16/2025 Recommended by ERMC Recommended by BRMC Approved by BoD

11 Appendix – Monitoring Plan Policy Requirements Monitoring Activities Performer Frequency / Timing Evidence (include reference to system or record) Section 3.2.4 Quarterly Lock-Out Periods Governance & Securities notifies the Control Group and Insiders immediately prior to the beginning of a Quarterly Lock-Out Period that they are subject to a Quarterly Lock-Out Period. Notice is sent to members of Control Group and to Insiders before the beginning of each Quarterly Lock-Out Period notifying them of the start of the Quarterly Lock-Out Period Governance & Securities Quarterly A Quarterly Checklist containing the notice emails to members of the Control Group and to Insiders notifying them of the beginning of each Quarterly Lock-Out Period are maintained by Governance and Securities. Section 3.2.4 Quarterly Lock-Out Periods Governance & Securities notifies the Control Group and Insiders immediately prior to the beginning of a Quarterly Lock-Out Period that they are subject to a Quarterly Lock-Out Period. A list of the names of Insiders is verified each quarter before distributing the Notice. The verification of names is performed based on data derived from the human resources management system. Governance & Securities Quarterly A Quarterly Checklist containing the verified list of Insiders is maintained by Governance and Securities.

12 Section 3.2.4 Quarterly Lock-Out Periods Governance & Securities notifies the Control Group and Insiders immediately prior to the beginning of a Quarterly Lock-Out Period that they are subject to a Quarterly Lock-Out Period. Section 3.2.5 Event- Based Lock-Out Periods The Chief Legal Counsel or Governance & Securities notifies applicable Control Group members, Insiders and other Associates when they become subject to an Event-Based Lock-Out Period and when such Event-Based Lock-Out Period expires. If Governance & Securities becomes aware of an error made in the preparation or distribution of a Lock-Out Period notice where a Control Group Member or Insider was not notified of the Lock-Out Period, Governance & Securities will address the error and, if material, report the error to the Chief Legal Counsel. The Chief Legal Counsel will determine whether to report the error to the Board of Directors, taking into account whether there were any associated violations of the Lock-Out Period. Governance & Securities and Chief Legal Counsel As applicable Any such errors would be described in the Quarterly Compliance Memo prepared by Governance & Securities. Any report made by the Chief Legal Counsel to the Board of Directors would be reflected in the meeting minutes of the Board of Directors. The minutes are stored in Nasdaq BoardVantage. Section 3.2.4 Quarterly Lock-Out Periods Governance & Securities also will notify Insiders and Control Group members of the expiration of the applicable Quarterly Lock-Out Period. Notice is sent to members of Control Group and to Insiders before the end of each Quarterly Lock-Out Period notifying them of the expiration of the Quarterly Lock-Out Period. Governance & Securities Quarterly Quarterly Checklists containing copies of the email notifications to Control Group members and Insiders are maintained by Governance and Securities.

13 Section 3.2.4 Quarterly Lock-Out Periods During Quarterly Lock- Out Periods, Control Group members, Insiders and their respective Immediate Family Members are prohibited from trading Northwest Securities in the market or making changes to their investment decisions regarding Northwest Securities. When a violation is identified, Governance & Securities sends a memorandum to the responsible Control Group member or Insider summarizing the relevant facts surrounding the violation. In addition, Governance & Securities may impose a requirement for additional training on the policy and may refer the matter to Associate Relations or other groups within the Legal Department for further review or investigation as the Monitoring Plan Manager determines. The Chief Legal Counsel may grant exceptions to the trading restrictions relating to Quarterly Lock-out Periods. The Chief Legal Counsel must report, at least annually, any such exceptions to the Board of Directors. Governance & Securities Quarterly Copies of each memorandum addressed to an associate who has violated a Lock-Out Period are maintained by Governance and Securities. Each quarter, Governance & Securities prepares a Quarterly Compliance Memo which includes a summary of any Lock- Out Period violations and how such violations were addressed. Any exception granted by the Chief Legal Counsel and reported to the Board of Directors would be reflected in the meeting minutes of the Board of Directors. Section 3.2.5. Quarterly Lock-Out Periods A Quarterly Lock-Out Period may be extended beyond the original date it was initially expected to expire. A Quarterly Lock-Out Period may be extended beyond the original date it was initially expected to expire. If this occurs, Governance & Securities will send an email notice to Control Group members and Insiders of such extension and the new anticipated expiration date, if known. Governance & Securities As necessary Any extension of the Quarterly Lock-Out Period would be described in the Quarterly Compliance Memo

14 Section 3.2.5 Event- Based Lock-Out Periods The Chief Legal Counsel or Governance & Securities notifies applicable Control Group members, Insiders and other Associates when they become subject to an Event-Based Lock-Out Period and when such Event- Based Lock-Out Period expires. As necessary or appropriate, Governance & Securities sends Event-Based lock-out notices and notices of expiration of Event- Based Lock-Out Periods to applicable Control Group members, Insiders and other Associates. Governance & Securities As applicable Checklists for Event- Based Lock-Out Periods containing the lock-out notices are stored by Governance and Securities. Section 3.2.5 Event- Based Lock-Out Periods The Chief Legal Counsel or Governance & Securities notifies applicable Control Group members, Insiders and other Associates when they become subject to an Event-Based Lock-Out Period and when such Event- Based Lock-Out Period expires. For an Event-Based Lock-Out Period, the names of Associates that are to be placed in lock- out are provided by the applicable business organization within Northwest. Governance & Securities sends Event-Based Lock-Out Period notices as the names are provided. Governance & Securities also notifies such Associates of the expiration of then Event- Based Lock-Out Period. Governance & Securities and applicable business organization As applicable Checklists for Event- Based Lock-Out Periods that include the list of Associates (the "In the Know" list) subject to the Event-Based Lock-Out Period are stored by Governance and Securities. Copies of the e-mails to applicable Associates constituting notice of and expiration of the Event- Based Lock-Out are included in the Checklist for the Event-Based Lock-Out Period

15 Section 3.2.5 Event- Based Lock-Out Periods During an Event-Based Lock-Out Period, Associates, Insiders and Control Group members receiving the applicable Lock-Out Period notice are prohibited from trading in or making investment decisions regarding the Securities of Northwest or the Securities of a Northwest Business Partner as specified in the Lock Out Period notice. When a violation is identified, Governance & Securities sends a memorandum to the responsible Associate summarizing the relevant facts surrounding the violation. In addition, Governance & Securities may impose a requirement for additional training on the policy and may refer the matter to Associate Relations or other groups within the Legal Department for further review or investigation as Governance & Securities determines. The Chief Legal Counsel may grant exceptions to trading restrictions during Event-Based Lock-out Periods. The Chief Legal Counsel must report, at least annually, any such exceptions to the Board of Directors. Chief Legal Counsel; Governance & Securities As applicable Copies of each memorandum addressed to an Associate who has violated a Lock-Out Period are maintained by Governance and Securities. Each quarter, Governance & Securities prepares a Quarterly Compliance Memo which includes a summary of any Event- Based Lock-Out Period violations for Event- Based Lock-Out Periods that concluded during the quarter, and how such violations were addressed. Any exception granted by the Chief Legal Counsel and reported to the Board of Directors would be reflected in the meeting minutes of the Board of Directors. Section 3.2.9 Additional Prohibited Transactions Control Group members must report to the Chief Legal Counsel or Governance & Securities each trade they make in Northwest Securities in advance of executing such transaction. Governance & Securities confirms that it has been made aware of transactions in Northwest Securities by members of the Control Group via the Director & Officer Questionnaire. In the Director and Officer Questionnaire, Control Group members are asked to confirm that none of their Northwest Securities held are pledged as security of any kind or used as collateral for any loan. Governance & Securities and each member of the Control Group Annually Director & Officer Questionnaires are signed and submitted via Nasdaq BoardVantage and an electronically signed copy of each Questionnaire is stored by Governance and Securities.

Section 3.4 Pre-Clearance of Trades by Control Group Members Control Group members are required to contact the Chief Legal Counsel or Deputy Chief Legal Counsel to obtain pre-clearance of any proposed transaction in Northwest Securities before taking any steps to effect such a transaction.	The Chief Legal Counsel and Deputy Chief Legal Counsel monitor requests and follow a pre-clearance checklist process for any requests by Control Group members to engage in transactions in Northwest Securities. Governance & Securities confirms that it has been made aware of transactions in Northwest Securities by members of the Control Group via the Director & Officer Questionnaire.	Chief Legal Counsel, Deputy Chief Legal Counsel, and each member of the Control Group	Ongoing, upon request of Control Group member (subject to compliance with Section 16 Policy) Annually	A completed pre-clearance checklist is maintained in by Governance and Securities. Director & Officer Questionnaires are signed and submitted via Nasdaq BoardVantage and an electronically signed copy of each Questionnaire is stored by Governance and Securities.
Section 3.5 Trading Plans Trading Plans executed by any Control Group member or other Associate must satisfy the requirements set forth in the policy.	Governance & Securities reviews and acknowledges Trading Plans entered into by Associates. Governance & Securities also follows a Trading Plan checklist process.	Governance & Securities and Associates Who Enter into Trading Plan	Ongoing	Completed Trading Plan checklists including the signed Trading Plans are maintained by Governance and Securities.
Section 3.6 Acknowledgment and Agreement Governance & Securities must receive an annual acknowledgement of a review of the insider trading rules from each Control Group member.	At least annually, members of the Control Group must provide an acknowledgement that they have received a review of the insider trading rules. Governance & Securities must receive an annual acknowledgement from each Control Group member that they have received a review of the insider trading rules.	Governance & Securities and each Control Group member	Annually	Annual acknowledgements of the review of the Insider Trading rules by the members of the Control Group are collected each year by Governance & Securities.

16